Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
EGALET CORPORATION

EGALET CORPORATION, a corporation incorporated under its current name on August 21, 2013 and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST: That, at a meeting of the Board of Directors on December 8, 2017, a resolution was duly adopted setting forth a proposed amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended, in the form set forth below (the “Amendment”), declaring said Amendment to be advisable and calling for consideration of said proposed Amendment by the stockholders of the Corporation.

“RESOLVED, that, having determined that an increase in the Corporation’s authorized Common Stock to 275,000,000 shares is in the best interest of the Corporation and its stockholders, subject to the consideration and approval of the Corporation’s stockholders, Article IV of the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended, be and it hereby is amended to replace subsection (a) in its entirety with the following:

Authorized Shares.  The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Eighty Million (280,000,000), consisting of Two Hundred Seventy Five Million (275,000,000) shares of Common Stock, par value $0.001 per share (“Common Stock”), and Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).  Such stock may be issued from time to time by the Corporation for such consideration as may be fixed by the board of directors of the Corporation (the “Board of Directors”).”

SECOND: Thereafter, pursuant to the resolution of the Board of Directors, the proposed Amendment was approved by the stockholders of the Corporation at a special meeting of stockholders, held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware on February 14, 2018, at which meeting the necessary number of shares required by statute were voted in favor the Amendment.

THIRD: That the Amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended, to be executed by Robert S. Radie, its President and Chief Executive Officer, on this 14th day of February, 2018.

EGALET CORPORATION

By:	/s/ Robert S. Radie
Name: Robert S. Radie
Title: President and Chief Executive Officer

[Signature Page to Charter Amendment]